EXHIBIT 99.1

TPI Board Reinstates Stock Repurchase Program

Friday June 3, 2011, 8:02 am EDT

Tianyin Pharmaceutical Co., Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in patented biopharmaceutical medicine, modernized traditional Chinese medicine, branded generics and other pharmaceuticals today announced that the Board of Directors has reinstated the stock repurchase program that authorized the repurchase of up to 3 million TPI’s common stock on the open market at prevailing market price.

"The stock repurchase program illustrates our confidence in the long-term growth of the Company and our commitment to returning capital to our shareholders,” said Dr. Jiang, Guoqing, Chairman and CEO of TPI.

TPI will update investors on the status of the repurchase program on a quarterly basis, in conjunction with the reporting of its quarterly and annual financial results.

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 7 are included in the essential drug list of China. TPI’s pipeline targets various high incidence healthcare indications. TPI has an extensive nationwide distribution network with a sales force of 730 sales representatives out of totaled 1,365 employees.

For more information about TPI, please visit: http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please visit: http://www.tianyinpharma.com, or email ir@tianyinpharma.com

Tel: +86-28-8551-6696 (Chengdu, China)

+86-134-3655-0011 (China)

Address:

Tianyin Pharmaceutical

23rd Floor, Unionsun Yangkuo Plaza

No. 2, Block 3, South Renmin Road

Chengdu, 610041

China